Exhibit 99.1

New York Mortgage Trust Announces

Preliminary Estimates of Select Financial Data for

First Quarter 2013

NEW YORK, NY – April 29, 2013 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT” or the “Company”) today announced preliminary estimates of select financial data for the 2013 first quarter and as of March 31, 2013.

For the quarter ended March 31, 2013, the Company estimates that, when finally determined, its GAAP net income per common share will be in the range of $0.28 to $0.31, which includes, on a per share basis, approximately $0.12 to $0.15 of unrealized gain on multi-family loans and debt held in securitization trusts, net. The Company further estimates that, when finally determined, its GAAP net income per common share for the quarter ended March 31, 2013 will include approximately $0.05 to $0.06 of unrealized gain on investment securities and related hedges, net, which will be offset by approximately $0.06 to $0.07 of realized loss on investment securities and related hedges, net.

In addition, the Company estimates that, when finally determined, its net book value per common share as of March 31, 2013 will be in the range of $6.53 to $6.56. The Company further estimates that, when finally determined, the constant prepayment rate on its overall investment portfolio will be 12.9% for the quarter ended March 31, 2013, as compared to 12.5% for the quarter ended December 31, 2012. Furthermore, as of March 31, 2013, the Company estimates that, when finally determined, its overall leverage ratio, including both its short- and longer-term financing (but excluding the collateralized debt obligations issued by the “Consolidated K-Series” and its residential collateralized debt obligations) divided by its common stockholders’ equity, was approximately 3.2 to 1. The Company estimates that, when finally determined, the leverage ratio on its short term financings or callable debt was approximately 2.7 to 1 as of March 31, 2013. For the quarter ended March 31, 2013, the Company had approximately 49,611,000 weighted average common shares outstanding.

GAAP net income for the quarter ended March 31, 2013 was positively impacted by a continued low interest rate environment for the financing of the Company’s assets and a narrowing of credit spread on the Company’s multi-family CMBS. The Company estimates that general, administrative and other expense was higher for the quarter ended March 31, 2013 by approximately $1.2 million as compared to the first quarter of 2012, primarily due to an increase in portfolio assets versus the prior period.

The “Consolidated K-Series” refers to four separate Freddie-Mac sponsored multi-family loan K- Series securitizations, of which the Company, or one of its special purpose entities, own the first loss principal only securities and certain interest only securities issued by the securitizations. The Company determined that the Consolidated K-Series were VIEs and that the Company is the primary beneficiary of the Consolidated K-Series. As a result, the Company is required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, interest income and expense in the Company’s consolidated financial statements. The Company has elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series will be reflected in the Company’s consolidated statement of operations.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company invests in mortgage-related and financial assets and targets Agency RMBS, consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS, Agency IOs consisting of interest only and inverse interest only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans, multi-family CMBS, certain commercial real estate-related debt investments and residential mortgage loans, including loans sourced from distressed markets.

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements.

The preliminary information and estimates included in this press release have not been compiled or examined by the Company’s independent auditors and they are subject to revision as the Company prepares its unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2013, including all disclosures required by GAAP, and as the Company’s independent auditors conduct their review of these financial statements. While the Company believes that such preliminary information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. Factors that could cause the Company’s preliminary information and estimates to differ from the indications presented in this press release include, but are not limited to: (i) additional adjustments in the calculation of, or application of accounting principles for, the financial results as of and for the quarter ended March 31, 2013 (ii) discovery of new information that impacts valuation methodologies underlying these results, (iii) errors in the assessment of preliminary portfolio value and (iv) accounting changes required by GAAP or the Internal Revenue Code. Furthermore, taxable net income often differs from GAAP net income. All forward-looking statements contained herein speak only as of the date on which they are made. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY Kristine R. Nario Investor Relations Phone: (646) 216-2363 Email: knario@nymtrust.com